Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Share Repurchases in the First Quarter of 2012

ATLANTA, April 2, 2012 - RPC, Inc. (NYSE: RES) announced today that during the first quarter of 2012 it purchased 2,587,150 shares (adjusted for the three-for-two split effective March 9, 2012) under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net